Exhibit 3.1

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NINE ENERGY SERVICE, INC.

The original Certificate of Incorporation of NINE ENERGY SERVICE, INC. was filed with the Secretary of State of the State of Delaware on September 26, 2011 under the name NSC-TRIPOINT, INC. Pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware on October 3, 2011, IDTS, Inc., a Delaware corporation, merged with and into NSC-Tripoint, Inc. and the Certificate of Incorporation was amended and restated in its entirety by an Amended and Restated Certificate of Incorporation. Pursuant to a Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 28, 2013, the corporation’s name was changed to “Nine Energy Service, Inc.” and the Certificate of Incorporation was amended and restated in its entirety by a Second Amended and Restated Certificate of Incorporation. The Corporation thereafter amended and restated its Certificate of Incorporation pursuant to that certain Third Amended and Restated Certificate of Incorporation filed with the Secretary of the State of Delaware on January 23, 2018 (as amended, the “Existing Certificate”).

On February 1, 2026, the Corporation (as defined below) and certain of its subsidiaries commenced voluntary cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

The Corporation hereby amends and restates the Existing Certificate in its entirety as set forth in this Fourth Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”). This Certificate of Incorporation has been duly adopted in accordance with Section 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to the Corporation’s confirmed chapter 11 plan of reorganization (the “Plan”), as confirmed by order of the Bankruptcy Court (the “Confirmation Order”) on March 4, 2026, and pursuant to Sections 1123(a)(5) and 1145 of the Bankruptcy Code.

ARTICLE I

Section 1.1. Name. The name of the Corporation is Nine Energy Service, Inc.

Section 1.2. Address. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

Section 1.3. Purpose. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Section 1.4. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 85,000,000, consisting of two classes as follows: (i) 70,000,000 shares of common stock of the par value of one cent ($0.01) per share (the “Common Stock”) and (ii) 15,000,000 shares of preferred stock of the par value of one cent ($0.01) per share (the “Preferred Stock”). The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

ARTICLE II
COMMON STOCK

Section 2.1. General. Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. The Corporation shall not issue any non-voting equity securities; provided, however, that (a) the foregoing restriction shall have no further force or effect beyond that required pursuant to Section 1123(a)(6) of the Bankruptcy Code, (b) such restriction shall apply only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events, such restriction may be amended or eliminated in accordance with applicable law. This provision is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code.

Section 2.2. Voting.

(a) Except as otherwise provided by law or as stated or expressed in the resolution or resolutions of the Board of Directors (the “Board”) with respect to any series of Preferred Stock (each, a “Preferred Stock Designation”), each registered holder of Common Stock shall be entitled to one vote for each share of such Common Stock held by such holder on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any Preferred Stock Designation). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a class vote of the Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless otherwise required by this Certificate of Incorporation (including any Preferred Stock Designation). Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation, including any Preferred Stock Designation, no action that is permitted or required to be taken by the stockholders of the Corporation may be effected by consent of stockholders in lieu of a meeting of stockholders.

(b) Except as required by law and subject to the rights of the holders of any series of Preferred Stock,

(i) Holders of Common Stock shall be entitled to elect directors of the Corporation; and

(ii) Subject to Section 2.2(a), holders of Common Stock shall be entitled to vote on all other matters properly submitted to a vote of stockholders of the Corporation.

Section 2.3. Dividends. Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board, at any time and from time to time, out of any funds of the Corporation legally available therefor.

Section 2.4. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any class or series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this Section 2.4, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

ARTICLE III
PREFERRED STOCK

Section 3.1. Blank Check Preferred. Subject to any vote expressly required by this Certificate of Incorporation, authority is hereby expressly granted to the Board to, from time to time, issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issuance of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, but not limited to, the following:

(a) whether or not the series is to have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(b) the number of shares to constitute the series and the designations thereof;

(c) the preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

(d) whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e) whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(f) the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(h) whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or of any other series of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) such other special rights and protective provisions with respect to any series as the Board may determine are advisable.

Section 3.2. Number of Shares. The shares of each series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board may increase the number of shares of the Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series. The Board may decrease the number of shares of the Preferred Stock designated for any existing series by a resolution subtracting from such series authorized and unissued shares of the Preferred Stock designated for such existing series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

ARTICLE IV
THE BOARD

Section 4.1. Authority and Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors which shall constitute the entire Board shall be fixed from time to time by the Board. Unless and except to the extent that the bylaws of the Corporation (as the same may be amended and/or restated from time to time the “Bylaws”) of the Corporation so provide, the election of directors need not be by written ballot. Each director shall hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 4.2. Vacancies. Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority of the directors then in office, even though less than a quorum, or a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

Section 4.3. Removal. Subject to the rights of the holders of any outstanding series of Preferred Stock, if any, to elect additional directors pursuant to this Certificate of Incorporation (including any Preferred Stock Designation), any director, or the entire Board, may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the voting power of the stock outstanding and entitled to vote thereon.

Section 4.4. Preferred Stock Directors. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including any Preferred Stock Designation), then upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, retirement, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE V
BYLAW AMENDMENTS

Section 5.1. In furtherance of, and not in limitation of, the powers conferred upon it by law, the Board shall have the power to adopt, amend or repeal the Bylaws. In addition to any separate vote of the Preferred Stock or any series thereof required pursuant to this Certificate of Incorporation (including any Preferred Stock Designation), the stockholders of the Corporation may alter, amend or repeal the Bylaws by an affirmative vote of the holders of a majority of the voting power of the stock outstanding and entitled to vote thereon.

ARTICLE VI
BUSINESS COMBINATIONS

Section 6.1. The Corporation shall be governed by Section 203 of the DGCL.

ARTICLE VII
EXCULPATION, INDEMNIFICATION AND ADVANCEMENT

Section 7.1. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 7.1 shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or modification.

Section 7.2. Indemnification and Insurance.

(a) Right to Indemnification. (i) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or while a director or officer is or was serving or has agreed to serve, at the request of the Corporation, in any capacity, with any corporation, partnership, joint venture, trust or other enterprise in which the Corporation has a partnership or other interest, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving or having agreed to serve as a director or officer of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators, and (ii) the Corporation shall indemnify and hold harmless in such manner any person designated by the Board, or any committee thereof, as a person subject to this indemnification provision, and who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he, she or a person of whom he or she is the legal representative, is or was serving at the request of the Board as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise whether such request is made before or after the acts taken or allegedly taken or events occurring or allegedly occurring which give rise to such proceeding; provided, however, that except as provided in Section 7.2(b), the Corporation shall indemnify any such person seeking indemnification pursuant to this Section 7.2(a) in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding no later than 30 days after receipt by the Corporation of a written request for advancement from such person (together with such invoices or other supporting information as may be reasonably requested by the Corporation and reasonably available to such person) and without regard to whether such person will ultimately be entitled to be indemnified under this Article VII or otherwise; provided further, however, that if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) within 15 days of the receipt by the Corporation of such a written request, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article VII or otherwise. The Corporation may, by action of the Board, provide indemnification or advancement to employees or agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Right of Claimant to Bring Suit. If a claim under Section 7.2(a) is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have acquired or hereafter acquires under any law (common or statutory), provision of this Certificate of Incorporation, bylaw, agreement (including any indemnification agreement or employment agreement with the Corporation), vote of stockholders or disinterested directors or otherwise.

(d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(e) Nature of Rights. The rights conferred upon indemnitees in this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(f) Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each current or former director and officer of the Corporation, as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VIII
FORUM SELECTION

Section 8.1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction over the matter, the state or federal court in Delaware with jurisdiction over the matter) shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any stockholder of the Corporation or person or entity that otherwise acquires an interest in shares of stock in the Corporation shall be deemed to have notice of, and to have consented to, this Article VIII.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Fourth Amended and Restated Certificate of Incorporation to be executed this 5th day of March, 2026.

NINE ENERGY SERVICE, INC.

By:	/s/ Theodore R. Moore
Name:	Theodore R. Moore
Title:	Executive Vice President, General Counsel and Secretary